Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	May 7, 2014

Uwharrie Capital Corp, with total assets of $515.6 million, announces today that net income for the three month period ended March 31, 2014 was $537 thousand versus $763 thousand for the same period in 2013. During 1Q 2013, the Company realized a one-time $229 thousand dollar gain from the sale of property and $840 thousand from the mortgage refinancing boom that was still taking place. Operating expenses for Q1 2014 were $383 thousand better than Q1 2013, which reflects both an improvement in operating efficiencies from stronger asset quality and the savings we are starting to realize from the consolidation of our three bank charters. As a result, sustainable recurring earnings from operations have improved $544 thousand.

“Our first quarter earnings reflect a more sustainable source of earnings from a stronger balance sheet. Asset quality, capital and operating expenses all improved since year end,” stated Roger L. Dick, Chief Executive Officer and President.

Net income available to shareholders was $391 thousand or $0.05 per common share for the three months ending March 31, 2014 compared to $499 thousand or $0.07 per share for the same period in 2013. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company as well as dividends on preferred stock issued by our banking subsidiaries. Uwharrie paid TARP off in full during 2013 eliminating the associated preferred dividend, while its subsidiary banks paid $146 thousand in dividends on preferred stock at the individual bank level, Therefore, preferred dividends were reduced by $118 thousand or 44.7% compared to 2013.

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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NEWS RELEASE